EXHIBIT 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     The audit report of Arthur Andersen LLP included in the Annual Report on Form 10-K for the year ended December 31, 2000 and 2001 of CareScience, Inc. (the “Company”) is incorporated by reference into the Registration Statement on Form S-4 (the “Registration Statement”) of Quovadx, Inc.

     On July 16, 2002 the Board of Directors decided to no longer engage Arthur Andersen as its independent public accountants and appointed KPMG LLP to replace Arthur Andersen. Since the Company’s former engagement partner and audit manager have left Arthur Andersen and in light of the dissolution of Arthur Andersen, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Registration Statement of its audit report with respect to the Company’s financial statements as of December 31, 2000 and 2001 for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits Quovadx to file this Registration Statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Quovadx’s officers and directors, should still be able to rely on Arthur Andersen’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.